Exhibit 99.1

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces Third Quarter 2021 Results

MURFREESBORO, Tenn. – (November 8, 2021) National Health Investors, Inc. (NYSE:NHI) announced today its results for the three and nine months ended September 30, 2021.

Financial Results

•Net income attributable to common stockholders per diluted common share for the three months ended September 30, 2021 was $0.67, a decrease of 29.5% from the same period in the prior year. Net income attributable to common stockholders per diluted common share for the nine months ended September 30, 2021 was $2.31, a decrease of 30.2% from the same period in the prior year. The nine month decline is attributable to impairment charges recorded on five real estate properties totaling $22.5 million, $17.2 million additional rent deferrals incurred during the nine months ended September 30, 2021, Holiday Retirement’s (“Holiday”) nonpayment of contractual rent of $4.8 million and a $4.7 million year-over-year increase in non-cash stock-based compensation. These declines were offset by increases of approximately $5.4 million in gains from the sales of real estate assets as compared to the same period in the prior year and new investments funded since September 2020.

•Normalized FAD for the three months ended September 30, 2021 was $51.2 million, a decrease of 15.1% from the same period in the prior year. Normalized FAD for the nine months ended September 30, 2021 was $163.6 million, a decrease of 9.5% from the same period in the prior year.

•Normalized FFO per diluted common share for the three months ended September 30, 2021 was $1.15, a decrease of 19.0% from the same period in the prior year. Normalized FFO per diluted common share for the nine months ended September 30, 2021 was $3.55, a decrease of 16.1% from the same period in the prior year.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share for the three months ended September 30, 2021 was $1.16, a decrease of 18.3% from the same period in the prior year. NAREIT FFO per diluted common share for the nine months ended September 30, 2021 was $3.55, a decrease of 15.9% from the same period in the prior year.

•Net income, Normalized FFO and NAREIT FFO per common share for the three and nine months ended September 30, 2021 include the dilutive impact of 1,121,442 common shares issued since September 30, 2020.

Eric Mendelsohn, NHI President and CEO, stated, “We have made tremendous progress on optimizing our portfolio this year. We have completed dispositions of 19 properties for approximately $216 million including 16 underperforming senior housing properties for approximately $173 million at a low single digit cap rate. We are in the process of disposing another subset of underperforming senior housing properties at similar cap rates which we expect will be largely completed by the first quarter of 2022. We now expect that dispositions will be at the upper end of our target of $250 million - $400 million.”

Mr. Mendelsohn continued, “We have reduced our tenant concentrations with both Bickford and Holiday and have established frameworks that we believe greatly improve the coverage and growth profiles of NHI. Our balance sheet is in great shape as we have reduced leverage despite our tenant deferrals and Holiday’s non-payment of rent. We have full capacity on our revolver and little need to issue new equity as we pivot towards growth.”

Mr. Mendelsohn concluded, “This year has been as challenging as we anticipated, and our operators continue to struggle particularly with labor. Fortunately, NHI is in a good position to assist our partners through these near-term issues, and we remain resolute in our favorable outlook on the long-term growth prospects of the senior housing industry.”

NHI Reports Third Quarter 2021 Results

November 8, 2021

Asset Dispositions
Senior Living Management: On September 30 2021, NHI sold a senior living community located in Florida for cash consideration of $14.0 million that was received October 1, 2021, including transaction costs of $1.2 million and recorded a gain of approximately $9.4 million. Rental income was $0.3 million and $0.8 million, for the three and nine months ended September 30, 2021, respectively, and $0.3 million and $1.0 million for the three and nine months ended September 30, 2020, respectively.

Quorum Health: In September 2021, NHI sold an acute care hospital located in Kentucky for cash consideration of $9.0 million, including $0.7 million of transaction costs, and recorded a net loss of approximately $1.3 million. Rental income was $0.7 million and $2.5 million, for the three and nine months ended September 30, 2021, respectively, and $0.9 million and $2.3 million, for the three and nine months ended September 30, 2020, respectively.

In September 2021, NHI sold a property that was leased to Holiday located in Indiana with a net book value of $10.4 million for total cash consideration of $5.8 million, including transactions costs of $0.1 million, and recognized an impairment of approximately $4.6 million associated with this transaction. Rental income was $0.1 million and $0.4 million, for the three and nine months ended September 30, 2021, respectively and $0.2 million and $0.5 million for the three and nine months ended September 30, 2020, respectively.

Holiday: In August 2021, NHI sold a portfolio of eight properties that was leased to Holiday with an aggregate net book value of $113.6 million for total cash consideration of $115.0 million, including transaction costs of $0.9 million, and recognized a gain of approximately $1.9 million associated with this transaction. Rental income was $0.9 million and $5.9 million, for the three and nine months ended September 30, 2021, respectively, and $2.5 million and $7.5 million for the three and nine months ended September 30, 2020, respectively.

TrustPoint Hospital: In July 2021, NHI sold a behavioral hospital located in Tennessee for cash consideration of $31.2 million and recorded a gain of approximately $8.6 million. Rental income was $0.1 million and $1.4 million, for the three and nine months ended September 30, 2021, respectively, and $0.7 million and $2.0 million for the three and nine months ended September 30, 2020, respectively.

Assets Held for Sale & Impairment of Real Estate
During the third quarter of 2021, the Company reclassified three transition properties to assets held for sale on the Condensed Consolidated Balance Sheet at September 30, 2021 and recorded impairment charges of approximately $16.6 million to reduce their net book values to fair values less estimated transaction costs. Two of the properties are located in Texas and one property is located in Tennessee. Rental income for these properties was based on operating income, net of management fees and did not generate significant revenues for both the nine months ended September 30, 2021 and 2020.

As discussed above, NHI recognized real estate impairment charges of approximately $5.9 million during the three and nine months ended September 30, 2021, related to the disposition of one Holiday property located in Indiana and an acute care hospital located in Kentucky.

Collections and Deferrals
During the third quarter of 2021, NHI granted rent concessions in the form of rent deferrals totaling approximately $5.8 million. Of this total, approximately $3.5 million of deferrals were related to Bickford Senior Living (“Bickford”), $0.6 million were to Holiday and approximately $1.7 million to three other tenants. NHI collected 85.6% of contractual cash due for the quarter ended September 30, 2021. The remaining balance is comprised of the following: 4.4% in deferrals related to Bickford, 0.8% in deferrals related to Holiday; 2.0% in deferrals related to three other operators; 0.5% related to lower forecasted revenue from transitioned properties prior to the start of the pandemic and 6.7% related to Holiday nonpayment of contractual rent.

For the nine months ended September 30, 2021, NHI granted rent concessions in the form of rent deferrals totaling approximately $19.9 million. Of this total, approximately $13.8 million of deferrals were related to Bickford, $1.8 million were to Holiday and approximately $4.3 million to four other tenants.
NHI has agreed with Bickford to defer $4.5 million in contractual rent due for the fourth quarter of 2021 and expect to grant up to $4.0 million in the first quarter of 2022. The Company also reached agreement with two other tenants regarding additional rent deferrals of approximately $0.5 million for the fourth quarter of 2021.

NHI Reports Third Quarter 2021 Results

November 8, 2021

Occupancy
The following table summarizes the average portfolio occupancy for Senior Living Communities (“SLC”), Bickford and Holiday for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new operators or disposed.

	Properties	3Q20	4Q20	1Q21	2Q21	3Q21	Sep-21
SLC	9	79.0%	77.3%	77.7%	78.5%	80.4%	80.9%
Bickford[1]	42	81.2%	79.1%	75.0%	77.4%	80.2%	80.7%
Holiday[2]	17	81.7%	78.8%	75.6%	75.8%	77.8%	78.9%

1Prior period occupancies have been restated to include an additional building, in operation for at least 24-months, and the sale of six properties in the second quarter of 2021.
2Holiday occupancy for 17 properties is restated retroactively to reflect the sale of the Fort Wayne, IN property and the sale of eight properties in the third quarter of 2021.

Balance Sheet and Liquidity
At October 31, 2021, NHI had no amount outstanding under a $550 million revolver and approximately $73.8 million in unrestricted cash and cash equivalents. The Company has approximately $417.4 million available under the ATM program.

Investor Conference Call and Webcast
NHI will host a conference call on Monday, November 8, 2021, at 5:00 p.m. ET, to discuss third quarter results. The number to call for this interactive teleconference is (877) 412-4946, with the confirmation number 21998400. The live broadcast of NHI’s third quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals. Visit www.nhireit.com for more information.

NHI Reports Third Quarter 2021 Results

November 8, 2021

Reconciliation of FFO, Normalized FFO and Normalized FAD
($ in thousands, except share and per share amounts)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income attributable to common stockholders	$30,814	$42,595	$105,327	$147,986
Elimination of certain non-cash items in net income:
Depreciation	20,035	20,836	61,499	62,126
Depreciation related to noncontrolling interests	(210)	(210)	(629)	(567)
Gains on sales of real estate, net	(19,941)	—	(26,426)	(21,007)
Impairment of real estate	22,462	—	22,462	—
NAREIT FFO attributable to common stockholders	53,160	63,221	162,233	188,538
Loss on early retirement of debt	—	—	451	—
Non-cash write-off of straight-line rent receivable	—	—	—	380
Recognition of unamortized note receivable commitment fees	(375)	—	(375)	—
Litigation settlement	(266)	—	(266)	—
Normalized FFO attributable to common stockholders	52,519	63,221	162,043	188,918
Straight-line lease revenue, net	(3,798)	(5,086)	(12,189)	(15,861)
Straight-line lease revenue, net, related to noncontrolling interests	20	29	65	81
Straight-line lease expense related to equity method investment	11	31	56	82
Amortization of lease incentives	252	250	774	735
Amortization of original issue discount	80	102	214	303
Amortization of debt issuance costs	556	871	1,849	2,156
Amortization related to equity method investment	268	537	1,324	535
Note receivable credit loss expense	(37)	(193)	1,134	1,002
Non-cash stock-based compensation	989	457	7,427	2,772
Equity method investment capital expenditures	(105)	(105)	(315)	(315)
Equity method investment non-refundable fees received	418	156	1,179	330
Normalized FAD attributable to common stockholders	$51,173	$60,270	$163,561	$180,738

BASIC
Weighted average common shares outstanding	45,850,599	44,661,650	45,668,762	44,641,748
NAREIT FFO attributable to common stockholders per share	$1.16	$1.42	$3.55	$4.22
Normalized FFO attributable to common stockholders per share	$1.15	$1.42	$3.55	$4.23

DILUTED
Weighted average common shares outstanding	45,851,424	44,662,403	45,689,091	44,643,514
NAREIT FFO attributable to common stockholders per share	$1.16	$1.42	$3.55	$4.22
Normalized FFO attributable to common stockholders per share	$1.15	$1.42	$3.55	$4.23

See Notes to Reconciliation of FFO, Normalized FFO and Normalized FAD.

NHI Reports Third Quarter 2021 Results

November 8, 2021

Notes to Reconciliation of FFO, Normalized FFO and Normalized FAD

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations (“FFO”), Normalized FFO and Normalized Funds Available for Distribution (“FAD”) may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these performance measures, caution should be exercised when comparing our FFO, Normalized FFO and Normalized FAD to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs. Beginning in the first quarter of 2021, the Company is no longer presenting Adjusted Funds from Operations as a supplemental measure of operating performance.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our senior unsecured notes, amortization of debt issuance costs, non-cash stock based compensation, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. The Company also adjusts Normalized FAD for the net change in the allowance for expected credit losses, non-cash stock based compensation as well as certain non-cash items related to equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders.

NHI Reports Third Quarter 2021 Results

November 8, 2021

Condensed Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenues:
Rental income	$67,043	$77,821	$210,143	$232,266
Interest income and other	6,790	6,480	18,905	19,306
	73,833	84,301	229,048	251,572
Expenses:
Depreciation	20,035	20,836	61,499	62,126
Interest	12,715	12,892	38,528	40,589
Legal	117	241	207	826
Franchise, excise and other taxes	244	164	709	553
General and administrative	3,650	2,785	15,229	10,127
Taxes and insurance on leased properties	3,182	4,187	7,519	7,190
Loan and realty losses (gains)	22,425	(193)	23,596	1,002
	62,368	40,912	147,287	122,413
Loss from equity method investment	(557)	(728)	(2,274)	(2,018)
Loss on early retirement of debt	—	—	(451)	—
Gains on sales of real estate, net	19,941	—	26,426	21,007
Net income	30,849	42,661	105,462	148,148
Less: net income attributable to noncontrolling interests	(35)	(66)	(135)	(162)
Net income attributable to common stockholders	$30,814	$42,595	$105,327	$147,986

Weighted average common shares outstanding:
Basic	45,850,599	44,661,650	45,668,762	44,641,748
Diluted	45,851,424	44,662,403	45,689,091	44,643,514

Earnings per common share:
Net income attributable to common stockholders - basic	$0.67	$0.95	$2.31	$3.31
Net income attributable to common stockholders - diluted	$0.67	$0.95	$2.31	$3.31

NHI Reports Third Quarter 2021 Results

November 8, 2021

Selected Balance Sheet Data
($ in thousands)
	September 30, 2021	December 31, 2020

Real estate properties, net	$2,428,449	$2,667,432
Mortgage and other notes receivable, net	$284,608	$292,427
Cash and cash equivalents	$48,393	$43,344
Straight-line rent receivable	$99,895	$95,703
Assets held for sale, net	$17,443	$—
Other assets	$33,389	$21,583
Debt	$1,285,287	$1,499,285
National Health Investors Stockholders' Equity	$1,539,057	$1,512,234

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, and other similar expressions are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the impact of COVID-19 on our tenants, borrowers, economy and the Company; the operating success of our tenants and borrowers for collection of our lease and interest income; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; risks related to environmental laws and the costs associated with liabilities related to hazardous substances; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; the risk that our assets may be subject to impairment charges; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust. Many of these factors are beyond the control of the Company and its management.  The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.